Exhibit 99.1

July 29, 2003
CONTACTS:
John T. Paprocki	William Bartkowski
Executive Vice President/CFO	BlueFire Partners
Analysts International Corporation	(612) 344-1012
3601 West 76th Street
Minneapolis, MN 55435
(952) 835-5900
jpaprocki@analysts.com

Analysts International Reports Results for 2003 Second Quarter

Management Reports Signs of Positive Business Activity as Direct Revenues Increase Over First
Quarter and Head Counts Continue Positive Trend

MINNEAPOLIS, July 29, 2003— Analysts International Corporation (Nasdaq:ANLY) today reported results for the quarter ended June 28, 2003.  Revenues totaled $82.6 million for the quarter, compared to $110.7 million for the comparable quarter one year ago.  The net loss for the quarter was $168,000, or $(0.01) on a diluted earnings per share basis, compared to a net loss of  $3.2 million, or $(0.13) on a diluted earnings per share basis, for the same period one year ago.  Last year’s second quarter included a loss of just under $1.9 million recorded when the Company sold its headquarters building.

For the six months ended June 28, 2003, the Company reported revenues of $168.7 million, compared to $225.4 million for the first two quarters of 2002.  The net loss for the period was $484,000, or $(0.02) per share, compared to a net loss of $20.3 million in 2002, or $(0.84) per share. The comparable period one year ago includes a $16.4 million charge to write-off goodwill, or $(0.68) per diluted share, upon the adoption of SFAS No. 142, Accounting for Goodwill and Other Intangibles.

Total revenue for the second quarter was comprised of $71.4 million of direct revenue and $11.2 million of sub-supplier billings that are processed through the Company as specified in contracts with certain customers.  During the quarter ended June 28, 2003, the Company’s direct revenue mix was approximately 45% business solutions and 55% staffing.

Michael LaVelle, president and chief executive officer of the company, stated, “Despite our results being slightly below our earlier expectations, we saw positive signs with respect to business activity in the second quarter.  Direct revenues increased slightly over those reported for

2003’s first quarter and our headcounts have been positive since March, reversing almost a three-year trend.  In addition, June saw a pickup in our business solutions business.”

LaVelle noted that company management would provide additional guidance for the balance of 2003 on the conference call scheduled for later today.

Analysts will host a conference call today at 9:30 a.m. (CDT) to discuss these results. Interested parties may access the call via the Internet at www.analysts.com or may dial 888-397-6437 a few minutes before the scheduled start and ask for the Analysts International call and leader Mike LaVelle.  No advanced registration is required to participate.  A replay of the call will be available at www.analysts.com.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company.  In business for more than 37 years, the company has sales and customer support offices in the United States and Canada.  Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. In 2001, ComputerWorld named Analysts one of the best 100 places for IT professionals to work, and Microsoft Corporation named the company its worldwide winner of the top IT Infrastructure Solution.  For more information, visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending December 28, 2002, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

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Analysts International Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands except per share amounts)	June 28, 2003	June 30, 2002	June 28, 2003	June 30, 2002

Professional services revenue:
Provided directly	$71,443	$84,062	$141,078	$167,543
Provided through subsuppliers	11,167	26,682	27,573	57,885
Total revenue	82,610	110,744	168,651	225,428
Expenses:
Salaries, contracted services and direct charges	67,539	92,252	138,195	187,686
Selling, administrative and other operating costs	15,062	19,258	30,627	38,608
Amortization of intangible assets	194	199	387	398
Loss on sale of corporate headquarters building	—	1,860	—	1,860

Operating loss	(185)	(2,825)	(558)	(3,124)
Non-operating income	17	22	25	66
Interest expense	—	(253)	(8)	(911)
Loss on debt extinguishment	—	(744)	—	(744)
Loss before income taxes and cumulative effect of change in accounting principle	(168)	(3,800)	(541)	(4,713)
Income tax benefit	—	(623)	(57)	(835)
Net loss before cumulative effect of change in accounting principle	(168)	(3,177)	(484)	(3,878)
Cumulative effect of change in accounting for goodwill	—	—	—	(16,389)
Net loss	$(168)	$(3,177)	$(484)	$(20,267)

Per common share:
Basic loss:
Loss before cumulative effect of change in accounting principle	$(.01)	$(.13)	$(.02)	$(.16)
Cumulative effect of change in accounting for goodwill	—	—	—	(.68)
Basic loss:	$(.01)	$(.13)	$(.02)	$(.84)

Diluted loss:
Loss before cumulative effect of change in accounting principle	$(.01)	$(.13)	$(.02)	$(.16)
Cumulative effect of change in accounting for goodwill	—	—	—	(.68)
Diluted loss:	$(.01)	$(.13)	$(.02)	$(.84)

Average common shares outstanding	24,199	24,197	24,199	24,197
Average common and common equivalent shares outstanding	24,199	24,197	24,199	24,197

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Analysts International Corporation

Consolidated Balance Sheets

(In thousands)	June 28, 2003	December 28, 2002
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$4,946	$54
Accounts receivable, less allowance for doubtful accounts	56,852	59,776
Other current assets	4,479	8,848
Total current assets	66,277	68,678
Property and equipment, net	6,432	7,071
Other assets	30,296	30,995
	$103,005	$106,744

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$15,333	$18,966
Line of Credit	—	324
Salaries and vacations	7,005	6,036
Self-insured health care reserves and other amounts	2,215	2,659
Deferred revenue	4,457	4,340
Restructuring accruals – current portion	443	648
Total current liabilities	29,453	32,973
Long-term liabilities	3,870	3,605
Shareholders’ equity	69,682	70,166
	$103,005	$106,744

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